Exhibit 99.1

DIAMONDBACK ENERGY, INC. PROVIDES FIRST QUARTER UPDATE AND ANNOUNCES REVISED 2021 GUIDANCE

Midland, Texas, April 12, 2021 (GLOBE NEWSWIRE) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today provided an operational update for the first quarter of 2021 and announced revised full year 2021 guidance.

FIRST QUARTER 2021 UPDATE

•Q1 2021 average production of 184.2 MBO/d (307.4 MBOE/d)
•Q1 2021 average unhedged realized prices of $56.94 per barrel of oil, $22.94 per barrel of natural gas liquids and $3.05 per Mcf of natural gas, resulting in a total equivalent price of $42.36 per BOE
•Q1 2021 average hedged realized prices of $46.81 per barrel of oil, $22.76 per barrel of natural gas liquids and $2.64 per Mcf of natural gas, resulting in a total equivalent price of $35.75 per BOE. Diamondback realized total hedging losses of $102 million in the first quarter, including $80 million of realized gains from the early termination of interest rate swaps
•Q1 2021 estimated cash CAPEX of $280 - $300 million
•Closed our previously announced acquisition of approximately 32,500 net acres in the Northern Midland Basin and certain related oil and natural gas assets from Guidon Operating LLC ("Guidon") on February 26, 2021 for approximately $375 million in cash and the issuance of an aggregate of 10.7 million shares of our common stock
•Closed our previously announced acquisition of QEP Resources, Inc. ("QEP") in an all-stock merger on March 17, 2021 for an aggregate of approximately 12.2 million shares of our common stock

REVISED FULL YEAR 2021 GUIDANCE

Diamondback today announced revised 2021 production, capital and operating guidance. This guidance has been updated to give effect to the QEP transaction, which was completed on March 17, 2021.

Highlights include:

•Full year 2021 oil production guidance of 218 – 222 MBO/d (360 – 370 MBOE/d), including approximately 12 MBO/d (~19 MBOE/d) of contribution from Diamondback’s Williston Basin assets
•Full year 2021 cash CAPEX guidance of $1.60 – $1.75 billion
•The Company expects to drill between 200 and 215 gross (178 – 192 net) wells and complete between 275 and 285 gross (250 – 259 net) wells with an average lateral length of approximately 10,300 feet in 2021

2021 Guidance
Diamondback Energy, Inc.

Total net production – MBOE/d(a)	360 - 370
Oil production – MBO/d(a)	218 - 222

Unit costs ($/BOE)
Lease operating expenses, including workovers	$3.90 - $4.30
G&A
Cash G&A	$0.45 - $0.55
Non-cash equity-based compensation	$0.30 - $0.40
Gathering and transportation	$1.25 - $1.35

Production and ad valorem taxes (% of revenue)(b)	7%
Corporate tax rate (% of pre-tax income)	23%

Gross horizontal wells drilled (net)	200 - 215 (178 - 192)
Gross horizontal wells completed (net)	275 - 285 (250 - 259)
Average lateral length (Ft.)	~10,300'
Midland Basin well costs per lateral foot	$520 - $580
Delaware Basin well costs per lateral foot	$720 - $800
Midland Basin net lateral feet (%)	~75%
Delaware Basin net lateral feet (%)	~25%

Capital Budget ($ - million)
Operated horizontal drilling and completion	$1,300 - $1,400
Non-operated capital and capital workovers	$160 - $180
Midstream (ex. long-haul pipeline investments)	$60 - $80
Infrastructure and Environmental	$80 - $90
2021 Capital Spend	$1,600 - $1,750
(a) Includes approximately 12 MBO/d (~19 MBOE/d) related to the contribution from Diamondback's Williston Basin assets from March 17 through year end 2021. Second quarter 2021 Williston Basin production is estimated to be ~16 MBO/d (~26 MBOE/d).
(b) Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

“Diamondback executed well in the first quarter 2021 and quickly overcame the adversity presented by Winter Storm Uri in February. We closed our two previously announced Guidon and QEP acquisitions in the quarter, and subsequently executed a successful tender offer and refinancing of QEP’s senior notes. This refinancing adds $40 million of annual interest cost savings to the $60 - $80 million of previously announced annual cost synergies expected to be extracted from the QEP transaction," stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “Our updated 2021 guidance announced today reflects our commitment to capital discipline and capital efficiency, as we expect to keep pro forma fourth quarter 2020 production flat in 2021 with about 10% less capital spent than standalone Diamondback in 2020. While commodity prices have improved, global spare oil production capacity remains high as global oil demand recovers from the pandemic. Diamondback continues to see no need to grow oil production into this artificially undersupplied market, and instead plans to generate Free Cash Flow to pay our dividend and pay down debt."

DERIVATIVES

As of April 1, 2021, the Company has a total of 141.7 thousand barrels of crude oil per day protected for the remainder of 2021, with 100% of those hedges having unlimited downside protection as a swap, put or collar. These hedge positions are consolidated to include hedges in place at Viper Energy Partners LP (“Viper”).

As of April 1, 2021, the Company had the following outstanding consolidated derivative contracts, including derivative contracts at Viper. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent pricing and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Swaps - WTI (Cushing)	43,341	38,348	30,674	1,000	1,000	—	—
	$44.60	$42.82	$42.36	$45.00	$45.00	—	—
Swaps - WTI (Magellan East Houston)	5,000	5,000	5,000	—	—	—	—
	$37.78	$37.78	$37.78	—	—	—	—
Swaps - Crude Brent Oil(a)	5,000	5,000	5,000	—	—	—	—
	$41.62	$41.62	$41.62	—	—	—	—
Costless Collars - WTI (Cushing)	20,670	17,685	26,663	12,000	6,000	—	—
Long Put Price ($/Bbl)	$35.78	$35.27	$38.69	$45.00	$45.00	—	—
Ceiling Price ($/Bbl)	$47.08	$46.50	$53.80	$68.00	$68.75	—	—
Costless Collars - WTI (Magellan East Houston)	—	5,000	5,000	4,000	2,000	—	—
Long Put Price ($/Bbl)	—	$45.00	$45.00	$45.00	$45.00	—	—
Ceiling Price ($/Bbl)	—	$57.90	$78.75	$67.48	$67.45	—	—
Costless Collars - Crude Brent Oil	82,000	62,000	64,000	38,000	13,000	—	—
Long Put Price ($/Bbl)	$39.40	$39.61	$39.78	$45.00	$45.00	—	—
Ceiling Price ($/Bbl)	$48.84	$48.42	$48.90	$68.07	$74.31	—	—
Short Puts - Crude Brent Oil	—	—	—	5,000	5,000	5,000	5,000
	—	—	—	$35.00	$35.00	$35.00	$35.00
Basis Swaps - WTI (Midland)	39,000	34,000	34,000	10,000	10,000	10,000	10,000
	$0.83	$0.91	$0.91	$0.84	$0.84	$0.84	$0.84
Roll Swaps - WTI	46,000	34,000	34,000	—	—	—	—
	$0.16	$0.24	$0.24	—	—	—	—
(a) Includes 5,000 BO/d of swaps in the first half of 2021 whereby the counterparty has the right to extend the hedge into the second half of 2021 at an average price of $51/Bbl.

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Natural Gas Swaps - Henry Hub	245,000	245,000	245,000	—	—	—	—
	$2.65	$2.65	$2.65	—	—	—	—
Natural Gas Swaps - Waha Hub	50,000	50,000	50,000	—	—	—	—
	$1.92	$1.92	$1.92	—	—	—	—
Natural Gas Basis Swaps - Waha Hub	250,000	250,000	250,000	190,000	190,000	190,000	190,000
	$-0.66	$-0.66	$-0.66	$-0.36	$-0.36	$-0.36	$-0.36

	Natural Gas Liquids (Bbls/day, $/Bbl)
	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Natural Gas Liquids Swaps - Mont Belvieu Propane	2,000	2,000	2,000	—	—	—	—
	$29.40	$29.40	$29.40	—	—	—	—

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including the current adverse industry and macroeconomic conditions, commodity price volatility, production levels, the impact of the recent presidential and congressional elections on energy and environmental policies and regulations, any other potential regulatory actions (including those that may impose production limits in the Permian Basin), the impact and duration of the ongoing COVID-19 pandemic, acquisitions and sales of assets, including the recently completed Guidon and QEP acquisitions, anticipated synergies and costs savings from the transactions discussed in this news release, future dividends, production, drilling and capital expenditure plans, severe weather conditions (including the impact of the recent severe winter storms on production volumes), impact of impairment charges and effects of hedging arrangements. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission ("SEC"), including its reports on Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

Source: Diamondback Energy, Inc.